EXHIBIT 16


April 20, 2007



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:  Intercell International Corporation

We have read the statements that we understand Intercell International Corporation will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.


/s/ Larry O'Donnell, CPA, P.C.